Exhibit 99.1

News Release

Contact:	W. Michael Madden	Tripp Sullivan
	President & COO	SCR Partners
	(615) 872-4898	(615) 760-1104
IR@Kirklands.com

KIRKLAND’S ANNOUNCES MANAGEMENT PROMOTIONS AND SUCCESSION PLAN

NASHVILLE, Tenn. (August 21, 2014) — Kirkland’s, Inc. (NASDAQ: KIRK) today announced that W. Michael Madden, the Company’s Senior Vice President and Chief Financial Officer, has been promoted to President and Chief Operating Officer, effective immediately. Kirkland’s expects Mr. Madden to assume the role of Chief Executive Officer after a period of orderly transition. Mr. Madden will remain the company’s principal financial officer pursuant to S.E.C requirements.

The Company also announced that Michelle R. Graul, the Company’s Senior Vice President of Stores/Human Resources, has been promoted to Executive Vice President of Stores and Merchandising, and Adam C. Holland, the Company’s Vice President of Finance, has been promoted to Chief Accounting Officer, effective immediately.

Mr. Alderson, the Company’s Chief Executive Officer, noted, “Kirkland’s deep and experienced senior leadership team has been integral in restoring our stability and profitability as well as rebuilding shareholder value. I’m pleased that the Board has recognized Mike’s many contributions to our success and his outstanding leadership potential. I’ve worked closely with Mike for the last eight years as CFO, and he filled in admirably during my illness over a year ago. His experience, knowledge of Kirkland’s culture, and vision for our future make him the best person to lead Kirkland’s through our next phase of growth.

“Michelle’s extensive store operations, human resources and visual merchandising experience, as well as demonstrated leadership ability, uniquely qualify her for this expanded role. Along with Mike and other members of the senior team, she will continue to lead our efforts in improving the Kirkland’s store experience and enhancing our merchandise team and offering. Adam has been a key member of our finance team for the last nine years and has continually increased his contribution and responsibility in our strategic functions, accounting, and regulatory reporting. We are confident in his ability to excel in his new and expanded role.”

Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 328 stores in 35 states. The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise. More information can be found at www.kirklands.com.

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5310 Maryland Way — Brentwood, Tennessee 37027  —  (615) 872-4800

KIRK Announces Succession Plan

August 21, 2014

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 17, 2014. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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